A FUTURE IN FOCUS




                     INDIANA UNITED BANCORP

                        Financial Report
                         March 31, 1995

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Dear Shareholders and Friends:

First quarter earnings exceeded the prior year period by 15%, reflecting improved operating efficiencies gained from merging Peoples Bank and Union Bank in June, 1994 and divesting three unprofitable Regional Bank branches in October, 1994. The branch sale also supported strategies to reduce our dependency on high costing funds, and was a major factor in the nearly $50 million decline of interest-bearing deposits from a year ago. These strategies produced a 47 basis point increase in our net interest margin, which offset the volume decline and maintained stability in net interest income.

Union Bank opened its Greensburg IGA Supermarket Branch on January 31, and it exceeded its growth goals in both February and March. Regional Bank recently completed its purchase of a 2,500 square foot facility at 1802 Allison Lane in Jeffersonville and expects to open a fill service banking office by the end of June. Renovation of Regional Bank's main office, which includes expanded drive-up service and improved ATM access, should also be completed in June. We believe each of these projects will enhance long term in-market growth while we continue to seek broad market expansion through acquisition and merger opportunities.


Very truly,


Robert E. Hoptry
Chairman and President

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              CONSOLIDATED CONDENSED BALANCE SHEET
                           (Unaudited)
                     (Dollars in Thousands)

                                                    March 31
                                               1995           1994
ASSETS
  Cash and due from banks.................    7,843          7,853
  Federal funds sold......................        0            800
  Interest-bearing deposits...............      147            530
  Securities held to maturity.............    7,840              0
  Securities available for sale...........   85,960        114,300
  Loans...................................  194,736        206,119
  Less:  Allowance for Loan Losses........   (2,743)        (2,719)
      Net Loans...........................  191,993        203,400
  Premises & Equipment....................    5,640          6,542
  Other Assets............................    3,322          5,332
      Total Assets........................  302,745        338,757

LIABILITIES
  Deposits:
    Non-Interest Bearing..................   22,701         22,757
    Interest Bearing......................  224,317        271,344
      Total Deposits......................  247,018        294,101
  Short-Term Borrowings...................   19,272          8,131
  Long-Term Debt..........................    7,500          8,875
  Other Liabilities.......................    2,866          2,707
      Total Liabilities...................  276,656        313,814

SHAREHOLDERS' EQUITY
  Preferred Stock.........................    2,200          2,400
  Common Stock ...........................    1,251          1,138
  Additional paid in capital..............   10,677          8,099
  Unrealized loss on securities available
    for sale..............................     (950)          (240)
  Retained Earnings.......................   12,911         13,546
  Total Shareholders' Equity..............   26,089         24,943
      Total Liabilities and
        Shareholders' Equity..............  302,745        338,757

  Return on average assets................      .74%           .56%
  Return on averqage common equity........     9.19           7.65
  Tier 1 captial to total assets..........     8.80           7.30

Shareholder Information

Transfer Agent

Securities Transfer Department
Mid-America Bank of Louisville
500 West Broadway, P. O. Box 1497
Louisville, KY 40202


Indiana United Bancorp is a community-focused bank and savings and loan holding company serving eastern and southern Indiana through its subsidiaries, Union Bank and Trust Company of Indiana, and
Regional Federal Savings Bank, New Albany.
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                CONSOLIDATED STATEMENT OF INCOME
                           (Unaudited)
                     (Dollars in Thousands)

                                    Three Months Ended
                                          March 31,
                                      1995       1994
Interest income
  Loans, including Fees              3,975      3,854
  Investment securities              1,507      1,592
  Other                                  3         26
      Total interest income          5,485      5,472
Interest expense
  Deposits                           2,322      2,530
  Other                                436        210
       Total interest expense        2,758      2,740
Net interest income                  2,727      2,732
  Provision for loan losses              3         43
Net interest income after provision
  for loan losses                    2,724      2,689
Noninterest income
  Securities gains                       1         20
  Other operating income               349        373
      Total noninterest income         350        393
Noninterst expenses
  Salaries and employee benefits     1,129      1,186
  Premises and equipment expense       381        380
  Other expenses                       653        731
      Total noninterest expense      2,163      2,297
Income before income tax               911        785
  Income tax expense                   357        304
  Net income                           554        481
Net income per common share           0.41       0.35
Dividends per common share            0.16       0.14
Average common shares
  outstanding                    1,250,897  1,250,897
Preferred dividends                     38         43

Common Stock

Indiana United Bancorp's common stock is traded on the over-the-counter market and is listed on the NASDAQ exchange under the symbol "IUBC". Indiana United Bancorp is also listed on the National Market System tables in many daily papers under the symbol Ind Utd. Primary market makers are J.J. B. Hilliard/W.L. Lyons, Inc.; and Raffensperger, Hughes and Company, Inc.

                Market Value Range and Dividends
                    for Latest Four Quarters

                         1995       1994      1994      1994
                          Q1         Q4        Q3        Q2
High                    $ 23      $ 22 3/4  $ 21 7/8  $ 22 1/2
Low                       19 1/2    19 1/8    20        19 3/4
Last Sale                 22 1/2    21        21 7/8    20
Dividends                .16       .16       .15       .15

Prices adjusted for a 10% stock dividend in December 1994.
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Organization

  Indiana United Bancorp
  201 N. Broadway, P. O. Box 87
  Greensburg, IN 47240
  (812)663-0157

    Offices
      Robert E. Hoptry
        Chairman and President
      Daryl R. Tressler
        Vice President
      Jay B. Fager
        Treasurer and Chief Financial Officer
      Sue Fawbush
        Vice President and Secretary
      Jeffrey A. Whetstone
        Auditor

    Directors
      William G. Barron
        Chairman and President
        Barron Homes, Inc.
      Philip A. Frantz
        Attorney, Partner
        Coldren and Frantz
      Glenn D. Higdon
        President
        Marlin Enterprises, Inc.
      Robert E. Hoptry
        Chairman and President
        Indiana United Bancorp
      Martin G. Wilson
        Farmer
      Edward J. Zoeller
        President
        E. M. Cummings Veneer

  Subsidiaries
    Regional Federal Savings Bank
      Offices in New Albany

    Union Bank and Trust Company of Indiana
      Offices in Greensburg, Portland,
      Westport, Clarksburg, Redkey

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